Filed Pursuant to Rule 424(b)(3)
                                                 Registration File No. 333-87134


                                  I-TRAX, INC.


                   PROSPECTUS SUPPLEMENT DATED JANUARY 6, 2004
                       TO PROSPECTUS DATED AUGUST 13, 2003

         The prospectus of I-trax, Inc. dated August 13, 2003 is supplemented to disclose that, effective December 31, 2003, I-trax, Inc. and Palladin Opportunity Fund LLC amended the 6% convertible senior debenture in the initial aggregate principal amount of $2,000,000, which I-trax issued to Palladin pursuant to a Purchase Agreement dated as of February 4, 2002, to extend the maturity date of the 6% convertible senior debenture from February 3, 2004 to February 3, 2005. As consideration for the extension of the maturity date, I-trax issued to Palladin a warrant to acquire 50,000 share of I-trax common stock at an exercise price of $1.75 per share. The new warrant is substantially identical to the warrant previously issued to Palladin and described in detail in the prospectus dated August 13, 2003.